Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT No. 14	Registration No. 333-275381
(to prospectus dated December 4, 2023)
PROSPECTUS SUPPLEMENT No. 10	Registration No. 333-277045
(to prospectus dated May 9, 2024)
PROSPECTUS SUPPLEMENT No. 9	Registration No. 333-279803
(to prospectus dated June 4, 2024)

Primary Offering of

24,406,752 COMMON SHARES,

10,833,333 WARRANTS TO PURCHASE COMMON SHARES,

10,833,333 COMMON SHARES UNDERLYING WARRANTS AND

4,400,106 COMMON SHARES UNDERLYING CONVERTIBLE NOTES

Primary Offering of

10,833,333 Common Shares

Secondary Offering of

40,582,699 Common Shares

SECONDARY OFFERING OF

20,000,000 COMMON SHARES

OF

LEDDARTECH HOLDINGS INC.

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-4 of LeddarTech Holdings Inc. (Registration Statement No. 333-275381), effective as of December 4, 2023 (as updated, supplemented or amended from time to time, the “F-4 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-277045), effective as of May 8, 2024 (as updated, supplemented or amended from time to time, the “F-1 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-279803), effective as of June 4, 2024 (as updated, supplemented or amended from time to time, the “SEPA Shelf Prospectus” and, together with the F-4 Prospectus and the F-1 Prospectus, the “Prospectuses” and each a “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectuses.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectuses with the information contained in our Report of Foreign Private Issuer on Form 6-K furnished with the Securities and Exchange Commission on December 12, 2024, which is attached hereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with each Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the respective Prospectuses, including any amendments or supplements thereto, and if there is any inconsistency between the information in such Prospectus or any prior amendment or supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “LDTC.” On December 11, 2024, the last reported sale price of our common shares as reported on Nasdaq was $1.81 per share. Our warrants are listed on Nasdaq under the symbol “LDTCW.” On December 11, 2024, the last reported sale price of our warrants as reported on Nasdaq was $0.08 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 12, 2024.

Attachments

1.	LeddarTech Holdings Inc. Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on December 12, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December, 2024.

Commission File Number: 001-41893

LEDDARTECH HOLDINGS INC.

4535, boulevard Wilfrid-Hamel, Suite 240

Quebec G1P 2J7, Canada

(418) 653-9000

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

LeddarTech Announces Receipt of the First Installment of the TI

Pre-Paid Royalty Fee

Conditions in the Amendments to Credit Facility and Bridge Financing Offer that were related the receipt of the First Installment of the TI Pre-Paid Royalty Fee have been met

LeddarTech® Holdings Inc. (“LeddarTech”) today announced that it has received the first full installment of the advanced royalty payments provided under the strategic collaboration agreement and software license agreement entered into between LeddarTech and Texas Instruments (“TI”), as announced on December 9, 2024, to enable a comprehensive, integrated platform solution for advanced driver assistance systems (ADAS) and autonomous driving (AD) markets. Under the license agreement, TI has agreed to make advanced royalty payments to catalyze joint commercialization (the “TI Pre-paid Royalty Fee”).

In connection with the collaboration and license agreements with TI and the TI Pre-paid Royalty Fee, LeddarTech also announced on December 9, 2024 that it entered into a fourteenth amending agreement (the “Fourteenth Amending Agreement”) with Fédération des caisses Desjardins du Québec (“Desjardins”) with respect to the amended and restated financing offer dated as of April 5, 2023 (the “Desjardins Credit Facility”) and a second amending agreement (the “Second Amending Agreement”) with the initial bridge lenders and certain members of management and the board of directors (collectively, the “Bridge Lenders”) with respect to the bridge financing offer dated as of August 16, 2024 (the “Bridge Financing Offer”). Both the Fourteenth Amending Agreement and the Second Amending Agreement contain certain conditions that were to become applicable in the event that the full first installment of the TI Pre-paid Royalty Fee was not received by December 13, 2024. With the payment received, the conditions have been met to establish the Short-Term Outside Date as late as January 31, 2025. Please refer to LeddarTech’s Form 6-K furnished with the Securities and Exchange Commission on December 9, 2024 (the “Form 6-K”) for further details as well as the Fourteenth Amending Agreement to the Desjardins Credit Facility and the Second Amending Agreement to the Bridge Financing Offer, each of which have been furnished under cover of the Form 6-K and is available at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEDDARTECH HOLDINGS INC.

By:	/s/ David Torralbo
Name:	David Torralbo,
Title:	Chief Legal Officer

Date: December 12, 2024

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